Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports First Quarter 2016 Results

Raises Full-year 2016 Guidance

WALTHAM, Mass. (April 28, 2016) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the first quarter of 2016, ended April 2, 2016.
First Quarter 2016 Highlights

•	Reported adjusted earnings per share (EPS) of $1.80 and GAAP diluted EPS of $1.01.

•	Reported record revenue of $4.29 billion.

•
Strengthened our Thermo Scientific analytical instrument offering for applied markets with new product launches at Pittcon, highlighted by the Integrion high-pressure ion chromatography system (HPIC) for environmental, food safety and industrial markets.

•	Delivered strong performance in emerging markets, led by double-digit growth in China and India.

•	Completed $1.3 billion acquisition of Affymetrix, enhancing our customer value proposition by strengthening our leadership in biosciences and expanding our opportunities in genetic analysis.

•	Deployed $1 billion of capital on share buybacks in the quarter.
Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”
“We’re pleased with our strong start to the year,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “We delivered excellent EPS growth on great top-line performance, demonstrating that our growth strategy is clearly working.
“We made good progress in implementing our plans to meet the needs of our customers, and effectively deployed our capital to create shareholder value. We kicked off the year with a number of new product launches at Pittcon, including our Integrion HPIC system, which sets a new standard of performance for customers in applied markets. We also had a strong start across all of our major geographies, led by very strong performance in China.
“During the quarter, we deployed $2.4 billion of capital on M&A, stock buybacks and our dividend to create value for both customers and shareholders. I’m excited about our acquisition of Affymetrix, which we completed at quarter-end. This is another great example of how we continue to enhance our customer value proposition.
“In summary, with an excellent first quarter behind us, we’re positioned to deliver a strong 2016.”
First Quarter 2016
As previously communicated, the company’s 2016 fiscal calendar includes four additional days in the first quarter versus the first quarter of 2015. Consequently, revenue results in the 2016 quarter benefitted from the extra days, and operating margin was negatively affected due to costs related to the extra days.
For the first quarter of 2016, adjusted EPS grew 10% to $1.80, versus $1.63 in the first quarter of 2015. Revenue for the quarter also grew 10%, to $4.29 billion in 2016, versus $3.92 billion in 2015. Organic revenue growth was 10%; acquisitions increased revenue by 1% and currency translation decreased revenue by 2%. Adjusted operating income for the first quarter of 2016 increased 9% compared with the year-ago quarter. Adjusted operating margin was 21.7%, compared with 21.9% in the first quarter of 2015.
GAAP diluted EPS for the first quarter of 2016 increased to $1.01, versus $0.96 in the same quarter last year. GAAP operating income for the first quarter of 2016 increased 6% to $518 million, compared with $487 million in 2015. GAAP operating margin was 12.1%, compared with 12.4% in the first quarter of 2015.
2016 Guidance Update
Thermo Fisher is raising its revenue and adjusted EPS guidance for 2016 to reflect the inclusion of Affymetrix results for nine months, a less adverse foreign exchange environment, additional stock buybacks completed in the first quarter and stronger operational performance. The company is raising revenue guidance to a new range of $17.86 to $18.04 billion versus its original guidance of $17.36 to $17.56 billion announced in January 2016. This would result in 5 to 6 percent revenue growth over the previous year. The company is raising its adjusted EPS guidance to a new range of $8.05 to $8.19 versus the $7.80 to $7.96 previously communicated, for 9 to 11 percent growth over 2015.
Segment Results
Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Year-over-year results were negatively affected by the impact of foreign currency exchange rates. In addition, revenue results benefitted from the four extra days in the first quarter of 2016 and operating margin was negatively affected due to costs related to the extra days. The impact of both foreign exchange and the extra days affects the business segments to varying degrees.
Life Sciences Solutions Segment
In the first quarter of 2016, Life Sciences Solutions Segment revenue grew 11% to $1.13 billion, compared with revenue of $1.02 billion in the first quarter of 2015. Segment adjusted operating margin was 29.1%, versus 29.3% in 2015.
Analytical Instruments Segment
Analytical Instruments Segment revenue increased 4% to $759 million in the first quarter of 2016, compared with revenue of $727 million in the first quarter of 2015. Segment adjusted operating margin was 14.7%, versus 16.7% in the 2015 quarter.
Specialty Diagnostics Segment
Specialty Diagnostics Segment revenue in the first quarter increased 9% to $855 million in 2016, compared with revenue of $785 million in the first quarter of 2015. Segment adjusted operating margin was 26.9%, versus 27.3% in the 2015 quarter.
Laboratory Products and Services Segment
In the first quarter of 2016, Laboratory Products and Services Segment revenue grew 14% to $1.72 billion, compared with revenue of $1.51 billion in the first quarter of 2015. Segment adjusted operating margin increased to 15.0%, versus 14.7% in the 2015 quarter.

Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any regularity or predictability, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.
For example:
We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.
We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.
We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. In 2016, based on acquisitions closed through the end of the first quarter, our adjusted EPS will exclude approximately $2.29 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.
We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.
We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.
Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.
The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Thermo Fisher Scientific will hold its earnings conference call today, April 28, 2016, at 8:30 a.m. Eastern time. To listen, dial (877) 201-0168 within the U.S. or (647) 788-4901 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, May 13, 2016.

About Thermo Fisher Scientific
Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $17 billion and more than 50,000 employees in 50 countries. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.
Safe Harbor Statement
The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Annual Report on Form 10-K for the year ended December 31, 2015, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	April 2,	% of	March 28,	% of
(In millions except per share amounts)	2016	Revenues	2015	Revenues

Revenues	$4,294.8		$3,918.8
Costs and Operating Expenses:
Cost of revenues (c)	2,235.9	52.1%	1,988.6	50.7%
Selling, general and administrative expenses (d)	991.9	23.1%	916.0	23.4%
Amortization of acquisition-related intangible assets	322.0	7.5%	329.1	8.4%
Research and development expenses	176.5	4.1%	165.8	4.2%
Restructuring and other costs, net (e)	50.6	1.2%	32.0	0.9%
	3,776.9	87.9%	3,431.5	87.6%

Operating Income	517.9	12.1%	487.3	12.4%
Interest Income	10.8		7.0
Interest Expense	(106.2)		(108.4)
Other Income (Expense), Net (f)	0.5		(3.9)

Income Before Income Taxes	423.0		382.0
(Provision for) Benefit from Income Taxes (g)	(20.7)		3.1

Income from Continuing Operations	402.3		385.1

Loss from Discontinued Operations, Net of Tax	(0.1)		—

Net Income	$402.2	9.4%	$385.1	9.8%

Earnings per Share from Continuing Operations:
Basic	$1.02		$0.97
Diluted	$1.01		$0.96

Earnings per Share:
Basic	$1.02		$0.97
Diluted	$1.01		$0.96

Weighted Average Shares:
Basic	395.8		397.8
Diluted	398.7		401.4

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$517.9	12.1%	$487.3	12.4%
Cost of Revenues Charges (c)	10.6	0.2%	0.6	0.0%
Selling, General and Administrative Charges, Net (d)	28.9	0.7%	7.6	0.2%
Restructuring and Other Costs, Net (e)	50.6	1.2%	32.0	0.9%
Amortization of Acquisition-related Intangible Assets	322.0	7.5%	329.1	8.4%

Adjusted Operating Income (b)	$930.0	21.7%	$856.6	21.9%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$402.2	9.4%	$385.1	9.8%
Cost of Revenues Charges (c)	10.6	0.2%	0.6	0.0%
Selling, General and Administrative Charges, Net (d)	28.9	0.7%	7.6	0.2%
Restructuring and Other Costs, Net (e)	50.6	1.2%	32.0	0.9%
Amortization of Acquisition-related Intangible Assets	322.0	7.5%	329.1	8.4%
Other (Income) Expense, Net (f)	(1.3)	-0.1%	11.0	0.2%
Provision for Income Taxes (g)	(96.0)	-2.2%	(109.8)	-2.8%
Discontinued Operations, Net of Tax	0.1	0.0%	—	0.0%

Adjusted Net Income (b)	$717.1	16.7%	$655.6	16.7%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.01		$0.96
Cost of Revenues Charges, Net of Tax (c)	0.02		—
Selling, General and Administrative Charges, Net of Tax (d)	0.06		0.01
Restructuring and Other Costs, Net of Tax (e)	0.09		0.05
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.60		0.59
Other (Income) Expense, Net of Tax (f)	—		0.02
Provision for Income Taxes (g)	0.02		—
Discontinued Operations, Net of Tax	—		—

Adjusted EPS (b)	$1.80		$1.63

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$289.1		$80.0
Net Cash Used in Discontinued Operations	1.5		2.1
Purchases of Property, Plant and Equipment	(115.1)		(97.2)
Proceeds from Sale of Property, Plant and Equipment	6.0		0.6

Free Cash Flow	$181.5		$(14.5)

Segment Data	Three Months Ended
	April 2,	% of	March 28,	% of
(In millions)	2016	Revenues	2015	Revenues

Revenues
Life Sciences Solutions	$1,133.0	26.4%	$1,019.9	26.0%
Analytical Instruments	759.3	17.7%	727.4	18.6%
Specialty Diagnostics	854.6	19.9%	785.2	20.0%
Laboratory Products and Services	1,724.6	40.2%	1,513.4	38.6%
Eliminations	(176.7)	-4.2%	(127.1)	-3.2%

Consolidated Revenues	$4,294.8	100.0%	$3,918.8	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$330.0	29.1%	$298.7	29.3%
Analytical Instruments	111.7	14.7%	121.7	16.7%
Specialty Diagnostics	230.1	26.9%	214.1	27.3%
Laboratory Products and Services	258.2	15.0%	222.1	14.7%

Subtotal Reportable Segments	930.0	21.7%	856.6	21.9%

Cost of Revenues Charges (c)	(10.6)	-0.2%	(0.6)	0.0%
Selling, General and Administrative Charges, Net (d)	(28.9)	-0.7%	(7.6)	-0.2%
Restructuring and Other Costs, Net (e)	(50.6)	-1.2%	(32.0)	-0.9%
Amortization of Acquisition-related Intangible Assets	(322.0)	-7.5%	(329.1)	-8.4%

GAAP Operating Income (a)	$517.9	12.1%	$487.3	12.4%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2016 and 2015 include i) $6.2 and $0.5, respectively, of charges for the sale of inventories revalued at the date of acquisition. Reported results in 2016 include a charge of $4.4 to conform the accounting policies of Affymetrix with the company's accounting policies. Reported results in 2015 include $0.1 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(d) Reported results in 2016 and 2015 include i) $23.6 and $6.1, respectively, of third-party transaction/integration costs primarily related to recently completed acquisitions; ii) $5.4 and $2.0, respectively, of accelerated depreciation on fixed assets to be abandoned due to integration synergies; and iii) $0.1 and $0.5, respectively, of gains for changes in estimates of contingent consideration for acquisitions.

(e) Reported results in 2016 and 2015 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2016 include $13.3 of gains on settlement of litigation and $2.9 of gains on sales of real estate. Reported results in 2015 include $5.0 of cash compensation contractually due to employees of an acquired business on the date of acquisition and a $0.9 charge associated with a previous sale of a business.

(f) Reported results in 2016 and 2015 include $0.5 and $0.5, respectively, of amortization of acquisition-related intangible assets of the company's equity-method investments. Reported results in 2016 include $1.8 of net gains from investments. Reported results in 2015 include $7.5 of costs associated with entering into interest rate swap arrangements and a loss of $3.0 on the early extinguishment of debt.

(g) Reported provision for income taxes includes i) $105.0 and $110.5 of incremental tax benefit in 2016 and 2015, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) in 2016 and 2015, $9.0 and $0.7, respectively, of incremental tax provision from adjusting the company's deferred tax balances as a result of tax rate changes.

Notes:
Consolidated depreciation expense is $94.1 and $87.2 in 2016 and 2015, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $33.4 and $28.2 in 2016 and 2015, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	April 2,	December 31,
(In millions)	2016	2015

Assets
Current Assets:
Cash and cash equivalents	$826.8	$452.1
Accounts receivable, net	2,668.3	2,544.9
Inventories	2,154.9	1,991.7
Other current assets	889.0	752.5

Total current assets	6,539.0	5,741.2

Property, Plant and Equipment, Net	2,483.1	2,448.8

Acquisition-related Intangible Assets	13,237.8	12,758.3

Other Assets	1,060.3	1,058.4

Goodwill	19,632.5	18,827.6

Total Assets	$42,952.7	$40,834.3

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$3,383.0	$1,051.8
Other current liabilities	2,939.8	3,094.5

Total current liabilities	6,322.8	4,146.3

Other Long-term Liabilities	4,052.5	3,917.6

Long-term Obligations	11,653.0	11,420.2

Total Shareholders' Equity	20,924.4	21,350.2

Total Liabilities and Shareholders' Equity	$42,952.7	$40,834.3

Condensed Consolidated Statement of Cash Flows (unaudited)

	Three Months Ended
	April 2,	March 28,
(In millions)	2016	2015

Operating Activities
Net income	$402.2	$385.1
Loss from discontinued operations	0.1	—
Income from continuing operations	402.3	385.1

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	416.1	416.3
Change in deferred income taxes	(88.8)	(102.4)
Other non-cash expenses, net	26.6	5.3
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(465.6)	(622.2)

Net cash provided by continuing operations	290.6	82.1
Net cash used in discontinued operations	(1.5)	(2.1)

Net cash provided by operating activities	289.1	80.0

Investing Activities
Acquisitions, net of cash acquired	(1,032.4)	(298.6)
Purchases of property, plant and equipment	(115.1)	(97.2)
Proceeds from sale of property, plant and equipment	6.0	0.6
Other investing activities, net	2.2	0.9

Net cash used in investing activities	(1,139.3)	(394.3)

Financing Activities
Net proceeds from issuance of debt	998.9	—
Repayment of debt	(1.4)	(851.4)
Increase in commercial paper, net	1,174.0	1,218.9
Purchases of company common stock	(1,000.0)	(500.0)
Dividends paid	(60.3)	(60.8)
Net proceeds from issuance of company common stock under employee stock plans	50.0	60.0
Tax benefits from stock-based compensation awards	27.2	39.2
Other financing activities, net	(0.4)	(6.3)

Net cash provided by (used in) financing activities	1,188.0	(100.4)

Exchange Rate Effect on Cash	36.9	(64.2)

Increase (Decrease) in Cash and Cash Equivalents	374.7	(478.9)
Cash and Cash Equivalents at Beginning of Period	452.1	1,343.5

Cash and Cash Equivalents at End of Period	$826.8	$864.6

Free Cash Flow (a)	$181.5	$(14.5)

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.